Confidential treatment has been requested with respect to certain portions of this exhibit.
Omitted portions have been filed separately with the Securities and Exchange Commission.
Exhibit 10.8
AMENDED AND RESTATED ALLIANCE AGREEMENT
     This Amended and Restated Alliance Agreement (the “Alliance Agreement” and together with the Exhibits hereto, the “Agreement”) is made this 30th day of December, 1999, by and between CONTINENTAL AIRLINES, INC. (“Continental”), a Delaware corporation, with its principal office at 1600 Smith Street, Houston, Texas, U.S.A. 77002, and GULFSTREAM INTERNATIONAL AIRLINES, INC. (“Gulfstream”), a Florida corporation, with its principal office at 1815 Griffith Road, Dania, Florida 33004.
Recitals
     Continental and Gulfstream are each certificated air carriers providing air transportation services with respect to both passengers and cargo in their respective areas of operation.
     Continental and Gulfstream are each party to an Alliance Agreement dated January 9, 1997 (the “Original Alliance Agreement”).
     Contemporaneous with the date hereof, Continental has made a substantial equity investment in Gulfstream (the “Equity Investment”).
     Continental and Gulfstream desire to increase the flow of air passenger traffic on aircraft operated by both carriers and increase the quantity and quality of air service available to the traveling public by entering into a cooperative relationship that will include the code sharing of flights, through check-in, special prorate arrangements for passengers, frequent flyer program participation, joint sales and marketing programs and other mutually agreed to agreements.
     In connection with the Equity Investment, Continental and Gulfstream desire to amend and restate the Original Alliance Agreement as provided for in this Alliance Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, Continental and Gulfstream agree as follows:
     1. Shared Code Segments. To the extent permitted by applicable laws, Continental will place its code on flights operated by Gulfstream between the locations indicated on Exhibit A hereto (the “Shared Code Segments”). To the extent permitted by applicable law, the carriers will explore the possibility of code sharing on additional mutually agreed to segments. Gulfstream may utilize its designator code for local traffic on the Shared Code Segments, but shall have no right to place its designator code on flights operated by Continental. Except as expressly set forth herein, no carrier shall have an obligation to extend Shared Code Segments to other routes or to maintain operations of its aircraft on any routes and no such obligation can be created by any oral statements or representations or course of dealing by a carrier, but only by an express written agreement. Continental will place its “CO*” designator code on the flights operated as Shared Code Segments promptly upon the reasonable determination by Continental that the product offered by Gulfstream on such flight is substantially comparable to that offered by Continental. The carriers shall meet together at least every six months that this Agreement is in effect to discuss the appropriateness of expanding or contracting the list of city pairs on Exhibit A.
     2. Schedules. The carriers will cooperate with each other to develop coordinated schedules to ensure maximum connecting opportunities for both carriers. Once a schedule has been established, a carrier may only change the schedule for its aircraft upon 60 days’ prior written notice to the other carrier (or notice as far in advance as is practicable, if 60 days is not practicable). If a schedule change by either carrier will have a detrimental effect on the connecting opportunities relating to Shared Code Segments, the carrier making the change will discuss the change with the other carrier prior to implementing the change.
     3. Pricing and Capacity Control of Shared Code Segments.
     (a) Pricing. Each carrier will file the tariffs and fares for flights operated on Shared Code Segments that utilize its designator code (CO or CO* in the case of Continental and 3M in the case of Gulfstream). Continental will establish and set, to the exclusion of Gulfstream, the fares for flights operated solely by it and flights between locations served by connecting flight operations whereby at least one segment is operated by Gulfstream as a Shared Code Segment and at least one segment is operated by Continental (“Through Flight”). Gulfstream will establish and set, to the exclusion of Continental, the fares for flights operated solely by it. To the extent that no fare has been filed for a Through Flight, the fare applicable to such flight shall equal the sum of the local fares.
     (b) Capacity Control. Except to the extent necessary to prevent unauthorized over booking. Gulfstream will make available for sale as a Shared Code Segment all of the available seats on Shared Code Segments operated by it; provided, however, that as long as Gulfstream is a party to its current agreement with United Airlines, Inc.(“United”), whereby United’s two letter designator code is placed on aircraft operated by Gulfstream, Gulfstream may withhold from inventory available to Continental up to four seats on one of the daily flights operated by Gulfstream in each of the following city pairs: MIA-MCO, MIA-TPA, MIA-EYW, MIA-NAS, TPA-EYW, PBI-TPA, MCO-EYW, FLL-NAS, SJU-STT, SJU-STX, SJU-SXM AND SJU-SKB. Subject to the provisions of this Section 3(b), Gulfstream will use its reasonable efforts to make inventory available to satisfy the demand for passenger traffic connecting from Continental flights.
     4. Revenue Allocation. The revenue from Through Flights shall be allocated in accordance with the Revenue Settlement Agreement in effect between the carriers. The revenue to be allocated will be based on the ticketed fare, less any discount resulting from acceptance of mutually agreed to coupons or certificates. Excess baggage charges and other similar charges will be prorated on a segment basis.
     5. Revenue Settlement.
     (a) Revenue Advances to Gulfstream

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     (i) Timing. On a weekly basis, Continental will advance funds to Gulfstream for estimated amounts of revenue (the “Advance Payment”). The Advance Payment will be sent to Gulfstream every Thursday (exceptions being made for holidays) via wire transfer, and will cover the seven days ending on and including the previous Sunday.
     (ii) Calculation. The Advance Payment will be calculated accordingly to the following formula:
[*]
equals: Advance Payment
     Where,
     [*]
     (iii) Costs for reporting requirements. Gulfstream shall be responsible for the cost of maintaining and, as necessary, upgrading FSIR in order to comply with the reporting requirements set forth above.
     (iv) Adjustments to Advance Payment methodology. The carriers will review the methodology for determining the amount of the advance payment upon the request of either carrier, and to the extent that the amount of the advance needs to be adjusted prospectively to more accurate reflect the risks of each carrier, the methodology will be adjusted accordingly.
     (b) Monthly Settlement. At the end of each month, the Carriers will submit invoices to the other via the Airline Clearing House (ACH) as follows:
     (i) Continental will bill Gulfstream the sum of all Advance Payments made to Gulfstream with respect to such month (including an allocation of any weekly advance that covers the end of one month and the beginning of the next month).
     (ii) Continental will bill Gulfstream, as and when reasonably quantified, all credit card discount and processing fees and charges, credit card chargebacks, CRS booking fees, reservations and sales accounting charges and other deductions permitted in accordance with this Agreement with respect to revenue on CO* Flights.
     (iii) Gulfstream will bill Continental the actual revenue it earned with respect to tickets on Continental ticket stock as determined in accordance with Section 4 hereto, not including taxes, passenger facility charges, commissions and other appropriate deductions from the fare, as evidenced by Continental coupons lifted by Gulfstream on CO* Flights during the month.
The net amount due to Continental or Gulfstream will be settled through normal ACH procedures. Subject to Gulfstream’s obligation to reimburse Continental for

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such payments, Continental will remit to the appropriate authority all taxes, passenger facility charges and other fees with respect to coupons for CO* flights issued on Continental ticket stock, and will remit, as appropriate (or allow the offset of), all commissions with respect to such coupons.
     (c) Offset/Adjustment to Advance Payments. Continental reserves the right to adjust and/or offset the amount of any Advance Payments to be made to Gulfstream pursuant to this Section 5 based on amounts due and payable by Gulfstream to Continental pursuant to this Agreement or with respect to other alliance related obligations.
     (d) Consent to Sampling. Gulfstream hereby consents to the use of sampling techniques by Continental to determine settlement amounts in accordance with Airline Clearing House Manual Section D. If Gulfstream is not satisfied with the results of the sampling results, Gulfstream may request Continental to review the sampling techniques.
     6. Term. The term of this Agreement shall commence on the date first written above and shall, unless earlier terminated as provided elsewhere in this Agreement, continue thereafter until either carrier gives the other carrier at least three years’ written notice of termination; provided, however, that such notice may not be given until on or after the date that is ten (10) years after the date hereof.
     7. Sales and Marketing Programs. To the extent permitted by law, the parties will work to develop and implement mutually agreeable joint sales and marketing programs to help promote the alliance relationship and increase revenues from same. Details of joint program development, charges for inclusion therein and the individual components thereof will be negotiated and mutually agreed between the carriers. The parties will conduct semiannual joint sales and marketing meetings to discuss possible sales and marketing programs and strategies.
     8. Other Agreements. In furtherance of the alliance relationship, the carriers have entered or will enter into agreements concerning the following subject matters:
Subject Matter

A.	Employee Interline

B.	Frequent Flyer Program Participation

C.	Ground Handling

D.	Fuel
     9. [Deleted by Amendment dated 12/26/02.]
     10. Reservations and Ticket Handling. Continental shall operate and maintain a reservations system to permit potential passengers to book reservations on Shared Code Segments. Gulfstream shall be permitted to utilize Continental’s ticket stock and other travel documents, provided that Gulfstream complies with the procedures set forth in Exhibit B hereto. As compensation for such reservation services and the sales accounting function provided in connection with Gulfstream’s utilization of Continental’s ticket stock, Gulfstream shall pay to Continental an amount equal to $[*] per coupon (or electronic coupon equivalent) utilized on a flight operating as a Shared Code Segment, with such amount to be modified from time to time,

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upon satisfactory evidence by Continental, so that such amount is not less than Continental’s fully allocated cost of providing such services.
     12. Terms and Conditions. Incorporated by reference herein and made a part hereof are the “General Terms and Conditions” set forth in Exhibit C hereto.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

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     IN WITNESS WHEREOF, the parties hereto, being duly authorized, have caused this Agreement to be executed as of the date written below.

CONTINENTAL AIRLINES, INC.
By:	/s/ Jeff Misner
	Name:	Jeff Misner
	Title:	Vice President

GULFSTREAM INTERNATIONAL AIRLINES, INC.
By:	/s/ Thomas L. Cooper
	Name:	Thomas L. Cooper
	Title:	President and Chief Executive Officer

Signature Page to Amended and Restated Alliance Agreement

Exhibit A
To
Amended and Restated Alliance Agreement
Between
Continental and Gulfstream
Shared Code Segments
CO* FLIGHTS
CO* Flights shall be any flight operated by Gulfstream as of the date of this Agreement and any additional flights operated by Gulfstream selected by Continental.

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Exhibit B
To
Amended and Restated Alliance Agreement
Between
Continental and Gulfstream
Ticket Handling.
     1. Passenger Ticket Stock and Accounting Procedures. Continental will provide Gulfstream with Continental passenger ticket stock in accordance with the following procedures:
     A. Continental will supply Gulfstream with adequate supplies of all necessary passenger ticket forms, bag tags, boarding passes, validator plates and other documents and materials necessary to enable Gulfstream to operate in a manner consistent with Continental procedures, upon request to the office designated by Continental from time to time. A receipt for all ticket forms delivered to Gulfstream shall be signed by an appropriate representative of Gulfstream, and Gulfstream shall comply with Continental’s procedures with respect to the control of, safeguarding of and accounting for ticket stock and validator plates. All tickets and other documents and materials supplied by Continental for use in connection with this Agreement shall be and remain the property of Continental and shall be held in trust for Continental by Gulfstream and issued or otherwise utilized only as provided in this Agreement.
     B. Gulfstream shall be responsible for the safe and secure custody and care of all tickets and other documents and materials furnished by Continental. The tickets and other documents of Continental shall be secured in a manner satisfactory to Continental and consistent with any applicable IATA standards and specifications. Such tickets and documents and all records relating to them and to the sale of transportation on Continental shall at all times be made available for inspection by Continental or its designated representative.
     C. All tickets shall be issued by Gulfstream in accordance with the currently effective tariffs and contract of carriage applicable to the transportation being purchased and applicable trade manuals, all in accordance with appropriate instructions which may be issued from time to time by Continental.
     D. All tickets shall be issued by Gulfstream in numerical sequence and all must be accounted for at each reporting period. All auditor’s coupons for tickets issued by Gulfstream and all coupons of voided tickets shall be sent to the office or offices designated by Continental from time to time on the work day following issuance.
     E. All checks accepted for the sale of tickets on Continental ticket stock shall be payable to Continental and acceptance of checks shall conform to Continental’s acceptance procedures. Any losses resulting from returned checks where Gulfstream has failed to follow Continental’s acceptance procedures, will be charged to Gulfstream after Continental exhausts reasonable efforts to collect.

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     F. All tickets issued for payment other than cash or check shall be supported by such documents as shall be specified by Continental.
     G. Gulfstream shall assume full liability for and agrees to defend, indemnify and hold Continental harmless from and against any and all claims, demands, liability, expenses, losses, costs or damages whatsoever in any manner arising out of or attributed to Gulfstream’s possession, issuance, loss, misapplication, theft, or forgery of tickets, other travel documents, or supplies furnished by Continental to Gulfstream including but not limited to lost ticket forms, bag tags, boarding passes or other documents and errors in ticket issuance. In the event Gulfstream loses or has stolen any ticket, fails to return tickets or other documents to Continental upon demand, fails to remit pursuant to this Agreement the monies to which Continental is entitled from the sale of any such ticket or document, or fails to account properly for any such tickets or document, Gulfstream shall be liable to Continental for the agreed value of any such ticket or document, which is agreed to be the actual damages or loss sustained by Continental from usage of any such ticket or document, as measured by the then current, non-discounted retail price of the transportation or other service obtained with the ticket or document or, if such value cannot be determined, $2,000.00 U.S. per ticket.
     H. Gulfstream may accept all credit cards honored by Continental and is appointed Continental’s agent for such purpose, provided:
     (i) Gulfstream observes the floor limits for each credit card set by the issuer of the credit card (“Card Issuer”) as amended by the Card Issuer from time to time;
     (ii) Gulfstream accepts each credit card within the terms of the contracts between Continental and Card Issuer;
     (iii) Gulfstream complies with Part 374 of DOT’s Economic Regulations;
     (iv) Gulfstream does not accept blacklisted cards;
     (v) Gulfstream shall reimburse Continental for any losses incurred by Continental as a result of Gulfstream’s failure to observe the terms of this section or of the contracts between Continental and the Card Issuer;
     (vi) Gulfstream complies with all of Continental’s procedures; and
     (vii) Gulfstream shall reimburse Continental for all charge backs, returns and other direct charges attributable to or arising from Gulfstream’s acceptance of credit cards, unless either (i) Continental has realized an offsetting credit (including through the return and cancellation of a previously issued ticket) or (ii) such charge back, return or other charge resulted from the gross negligence, recklessness, or willful misconduct of Continental.

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     I. Gulfstream shall reimburse Continental for any credit card fees, commissions, discounts, etc., paid by Continental or deducted from payments made to Continental with respect to sales of tickets for travel on Gulfstream, and for any bad debt expense realized by Continental with respect to tickets sold by Gulfstream.
     J. Gulfstream shall prepare and furnish to Continental all written reports, accounts, and documentation with regard to ticket handling that Continental may require daily or at such lesser frequency as Continental may prescribe, at its sole discretion, from time to time during the life of this Agreement. Gulfstream will comply with all reasonable procedures specified by Continental with regard to ticket handling.
Within two business days after the termination of this Agreement for any reason, Gulfstream will return to Continental all passenger ticket forms, bag tags, boarding passes and other documents provided to Gulfstream by Continental pursuant to this Agreement.
     2. Deposits. Gulfstream shall deposit all funds, both cash and checks, realized from the sale of tickets on Continental ticket stock by it in Continental accounts maintained at depositories from time to time designated by Continental on or before the first banking day following receipt of such funds.
     3. Ticket Acceptance. For the term of this Agreement, Continental hereby authorizes Gulfstream to accept flight coupons written for CO* Flights in accordance with any applicable restrictions. Gulfstream shall not endorse or refund any such coupons without Continental’s written consent, except in accordance with Continental’s contract of carriage.

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Exhibit C
To
Alliance Agreement
Between
Continental and Gulfstream
General Terms and Conditions
     1. Code Sharing Licenses.
     (a) CO* License.
     (i) Grant of License. Subject to the terms and conditions of this Agreement, Continental hereby grants to Gulfstream a nonexclusive, nontransferable, revocable license to use the CO* designator code on all of its flights operated as a Shared Code Segments. (Gulfstream flights flown using the CO* code are hereinafter referred to as “CO* Flights”).
     (ii) Control of CO* Flights. Gulfstream shall have sole responsibility for and control over, and Continental shall have no responsibility for, control over or obligations or duties with respect to, each and every aspect of Gulfstream’s operations including, without limitation, scheduling (except as provided in Sections 2 and 11 of this Exhibit C), pricing (except as provided in Section 3 of the Alliance Agreement), planning of flight itineraries and routings, reservations, reservations control/yield management, dispatch, fueling, weight and balance, flight release, maintenance, and flight operations and compliance with applicable rules and regulations.
     (b) 3M* License. [Not Applicable]
     2. Confidential Information. Neither Gulfstream nor Continental shall disclose to the other carrier or be required to disclose by the other carrier any information relating to its scheduling (except as provided in Sections 2 and 11 of this Exhibit C), pricing, inventory control or flight profitability. Neither Gulfstream nor Continental shall disclose the terms of this Agreement or any proprietary information with respect to the other obtained as a result of this Agreement, either during the term hereof or thereafter except as may be required by law or by any order of a court or administrative agency, and then on ten days’ notice to the other. The parties hereto recognize that, in the course of the performance of each of the provisions hereof, each carrier may be given and may have access to confidential and proprietary information of the other carrier, including proposed schedule and fare changes, statistical data regarding loads and fares, sales and promotional programs and other operating and competitive information (“Confidential Information”). Each carrier shall preserve, and shall ensure that each of its officers, agents, consultants and employees who receive Confidential Information preserve, the confidentiality of the other carrier’s Confidential Information.
     3. Quality of Service. Each carrier shall perform its service with respect to its flights operated under the designator code of the other carrier in a timely, expert and quality manner. Without limitation, each carrier shall maintain its aircraft in an airworthy, clean, attractive and

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comfortable condition and strive to maintain a completion factor of at least 98% (without considering delays caused by air traffic control or weather). Each carrier agrees that, in conducting flight operations under the designator of the other carrier, it will employ prudent safety and loss prevention policies in accordance with applicable laws, rules and regulations.
     4. Audit.
     (a) Continental Audit. Continental shall have the right, at its own cost, to inspect, review, and observe Gulfstream’s operations of CO* Flights, and/or to conduct a full safety and/or service audit of Gulfstream’s operations, manuals and procedures reasonably related to CO* Flights, at such intervals as Continental shall reasonably request. In the exercise of such right, Continental does not undertake any responsibility for the performance of Gulfstream’s operations. Continental shall coordinate its safety and service audits with Gulfstream so as to avoid disruptions of Gulfstream’s operations. Any safety audit may include, without limitation, maintenance and operation procedures, crew planning, reservations, passenger and baggage handling, customer service, personnel records, spare parts, inventory records, training records and manuals, flight, flight training and operational personnel records. This paragraph shall not entitle Continental access to Gulfstream’s records, documents or systems relating to its pricing, inventory control or flight profitability.
     (b) Gulfstream Audit. [Not Applicable]
     5. Public Relations. In the event of any irregularity in Shared Code Segments’ operations, including, without limitation, any event causing damage to persons or property, the operating carrier shall identify itself as being operated independently of the carrier whose code is being used, and as being solely responsible for its operations. Either carrier may state that it holds a code sharing license from the other carrier and that it obtains certain services from the other carrier if third parties inquire as to such relationship.
     6. Irregularities in Operations. Gulfstream shall promptly notify Continental of all irregularities involving a CO* Flight which result in any damage to persons or property as soon as such information is available and shall furnish to Continental as much detail as practicable. For purposes of this Section, notification shall be made as follows:

To Continental:	Continental Airlines System Operations Control Center (SOCC), 1600 Smith, Houston, Texas 77002, Attention: Operations Director, phone no. (713) 324-7209, fax no. (713) 324-2138, SITA FCFDDCO.
     7. Reporting Obligation.
     (a) Chances of Service. Each carrier shall give the other carrier 60 days advance notice (or notice as far in advance as possible if 60 days is impracticable) of any intended (i) changes to its operating specifications, or (ii) material changes to the manner of conducting its business or the nature of its product. In the event any such change materially affects the value or risk to the other carrier of this Code Sharing Agreement in the other carrier’s reasonable judgment, the other carrier shall be entitled to terminate this agreement if the change is implemented.
     (b) Correspondence from Government Authorities.
     (i) Gulfstream shall immediately provide Continental copies of any correspondence received from any government authority which, with respect to CO* Flights, references (i) any alleged noncompliance with rules or regulations affecting air transportation, or (ii) any investigation of Gulfstream performed or proposed by any government authority, including, without limitation, any communication issued by a government authority concerning the airworthiness of Gulfstream’s aircraft, the compliance of Gulfstream’s personnel with required operational or training procedures or any other matter relating to the safe operation of Gulfstream aircraft.
     (ii) Continental shall immediately provide Gulfstream copies of any correspondence received from any government authority which, with respect to CO* Flights, references (i) any alleged noncompliance with rules or regulations affecting air transportation, or (ii) any investigation of Continental performed or proposed by any government authority, including, without limitation, any communication issued by a government authority concerning the airworthiness of Continental’s aircraft, the compliance of Continental’s personnel with required operational or training procedures or any other matter relating to the safe operation of Continental aircraft.
     (c) Notice of Complaints. Gulfstream shall monthly furnish Continental a summary of complaints, notices of violation, requests to cease activity or similar correspondence which reasonably relate to CO* Flights and which are received by Gulfstream from passengers, any government authority or other parties. Continental shall monthly furnish Gulfstream a summary of complaints, notices of violation, request to cease activity or similar correspondence which reasonably relate to CO* Flights and which are received by Continental from passengers, any government authority or other parties. Each carrier shall comply with the other carrier’s reasonable requests for actual copies of any such documents.
     (d) Operations. Continental and Gulfstream shall provide each other with monthly reports containing the following data for Shared Code Segments operated by it:
     (i) the total number of scheduled, actual and canceled departures for the month, by flight and city pair;
     (ii) the load factor and the total number of revenue passengers and (separately) non-revenue passengers boarded, by flight number and city pair and separated by passengers connecting on Through Flights and passengers carried locally; and
     (iii) completion and on-time performance data, by system and market.

     8. Flight Display.
     (a) All Shared Code Segments will be included in the schedule, availability and fare displays of all computerized reservations systems in which Continental and Gulfstream participate, the Official Airline Guide (to the extent agreed upon) and Continental’s and Gulfstream’s internal reservation systems, under the shared code as well as the operator’s own code, to the extent possible. Continental and Gulfstream will take the appropriate measures necessary to ensure the display of the schedules of all Shared Code Segments in accordance with the preceding sentence.
     (b) Continental and Gulfstream will disclose and identify the Shared Code Segments to the public as actually being a flight of and operated by the operating carrier in at least the following ways:
     (i) a symbol will be used in timetables and computer reservation system indicating that Shared Code Segments are actually operated by the other carrier;
     (ii) to the extent reasonable, messages on airport flight information displays will identify the operator of flights shown as Shared Code Segments;
     (iii) Continental and Gulfstream advertising concerning Shared Code Segments and Continental and Gulfstream reservationists will disclose the operator of each flight; and
     (iv) in any other manner prescribed by law.
     9. Terms and Conditions of Carriage and Claims Procedures.
     (a) In all cases the contract of carriage between a passenger and a carrier will be that of the carrier whose code is designated on the ticket. Continental and Gulfstream shall each cooperate with the other carrier in the exchange of information necessary to conform each carrier’s contract of carriage to reflect service offered by the other carrier. Nothing in this subsection shall require either carrier to adopt the practices or implement the services of the other carrier.
     (b) The carriers will use existing IATA procedures when handling and settling claims made by customers in connection with Shared Code Segments.
     10. Irregularity Handling.
     (a) In the event of flight delays, cancellations or other schedule irregularities that affect Shared Code Segments, the operating carrier will inform the carrier whose designator is also used of all pertinent information concerning an irregularity for customer information purposes.
     (b) The parties agree that they will cooperate in all available ways to accommodate passengers experiencing flight irregularities (including, but not limited to, schedule changes, flight cancellations, delayed flights, flight interruptions and delayed, damaged, pilfered or lost baggage) and that neither will forbear from providing such assistance because the other may have been responsible for the flight irregularity. In the event of a flight irregularity, the carrier causing or experiencing the irregularity shall bear all related costs (including costs of the other carrier) associated with accommodating the passengers who have been affected by such flight irregularity. The carriers will review existing procedures for handling flight irregularities and accommodating interline passengers with respect thereto and handling over sales situations to determine their adequacy for the purposes of this Agreement and will make such mutually agreed to adjustments in existing procedures as they find necessary or appropriate to provide coordinated irregularity handling. In the absence of such agreement, the written policies and procedures of the carrier whose designator code is indicated on the ticket will be followed.
     (c) The carriers will allocate a value to travel certificates used to accommodate passengers inconvenienced as a result of flight irregularities. Such allocation will take into account breakage and the cost of administering the travel certificate program.
     11. Airport Operational Assistance. Each carrier intends to develop a seamless transfer for passengers connecting from a Continental to a Gulfstream flight segment (or vice versa). In connection therewith, Continental and Gulfstream will cooperate to coordinate and maintain their schedules to minimize the waiting time and to maximize convenience of passengers who are connecting from a Continental to an Gulfstream flight segment (or vice versa). Each carrier will provide the other with the airport operational assistance that is required to assure schedule compatibility for Through Flights where applicable.
     12. Tariff Filing. Each carrier will file the tariffs and fares for flights operated on Shared Code Segments that utilize its designator code (CO or CO* in the case of Continental and 3M in the case of Gulfstream).
     13. Transportation Taxes. Each carrier shall be responsible for collecting and paying any taxes or fees assessed by any governmental authority or airport on the transportation of passengers or property for transportation utilizing its travel documents. If a carrier other than the ticketing carrier is responsible for paying such taxes or fees, the carriers will develop a system whereby the carrier that collects the tax or fee will remit the same to the carrier that is obligated to pay the tax or fee or arrange for the carrier that collects the tax or fee to pay the same on behalf of the carrier responsible for paying the same.
     14. Booking Fees. The carrier operating over any segment of a Shared Code Segment will be responsible for any booking fee relating to such segment charges by the vendor of a computer reservation system used to create a booking on that flight. If the booking fee relating to such segment is billed to the carrier whose designator code is also used for that flight, the operating carrier will reimburse the carrier whose designator code is also used for that flight.
     15. Flight Coupon Handling.
     (a) Continental Authorization. Continental hereby authorizes Gulfstream to handle Continental flight coupons specifying Continental through flight numbers under

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this Agreement in the same way as if these coupons were specifying Gulfstream flights. Continental shall confirm this authorization immediately to third parties if Gulfstream so requires.
     (b) Gulfstream Authorization. Gulfstream hereby authorizes Continental to handle Gulfstream flight coupons specifying Gulfstream through flight numbers under this Agreement in the same way as if these coupons were specifying Continental flights. Gulfstream shall confirm this authorization immediately to third parties if Continental so requires.
     16. Compliance with Laws and Regulations. Continental and Gulfstream each represent, warrant, and agree that performance of its respective obligations under this Agreement shall be conducted and all of its personnel shall at all times meet, be in full compliance with and have all required licenses under any and all applicable laws, statutes, orders, rules and regulations of any country or territory with jurisdiction over the Shared Code Segments, including without limitation, those laws, statutes, orders, rules and regulations promulgated by the United States of America. Each carrier shall be responsible, at its own cost, for obtaining any regulatory authorizations necessary to operate its flights or utilize its designator code on the Shared Code Segments; provided that, the other carrier shall render such assistance as is reasonably requested in order to obtain such regulatory authorizations.
     17. Independent Parties.
     (a) Independent Contractors. It is expressly recognized and agreed that each carrier, in its performance and otherwise under this Agreement, is and shall be engaged and acting as an independent contractor and in its own independent and separate business; that each carrier shall retain complete and exclusive control over its staff and operations and the conduct of its business; and that each carrier shall bear and pay all expenses, costs, risks and responsibilities incurred by it in connection with its obligations under this Agreement. Neither Continental nor Gulfstream nor any officer, employee, representative, or agent of Continental or Gulfstream shall in any manner, directly or indirectly, expressly or by implication, be deemed to be, or make any representation or take any action which may give rise to the existence of, any employment, agent, partnership, of other like relationship as between Continental and Gulfstream but each carrier’s relationship as respects the other carrier in connection with this Agreement is and shall remain that of an independent contractor.
     (b) Status of Employees. The employees, agents and/or independent contractors of Gulfstream shall be employees, agents, and independent contractors of Gulfstream for all purposes, and under no circumstances shall be deemed to be employees, agents or independent contractors of Continental. The employees, agents and independent contractors of Continental shall be employees, agents and independent contractors of Continental for all purposes, and under no circumstances shall be deemed to be employees, agents or independent contractors of Gulfstream. In its performance under this Agreement, each carrier shall act as an independent contractor and not as an agent for the other. Continental shall have no supervisory power or control over any employees, agents or independent contractors employed by Gulfstream, and Gulfstream shall have no supervisory power or control over any employees, agents and independent contractors employed by Continental.
     (c) Liability For Employee Costs. Each carrier, with respect to its own employees (hired directly or through a third party), accepts full and exclusive liability for the payment of worker’s compensation and/or employer’s liability (including insurance premiums where required by law) and for the payment of all taxes, contributions or other payments for unemployment compensation, vacations, or old age benefits, pensions and all other benefits now or hereafter imposed upon employers with respect to its employees by any government or agency thereof or any other party (whether measured by the wages, salaries, compensation or other remuneration paid to such employees or otherwise) and each carrier further agrees to make such payments and to make and file all reports and returns, and to do everything necessary to comply with the laws imposing such taxes, contributions or other payments.
     18. Indemnification and Insurance.
     (a) Indemnification.
     (i) Gulfstream hereby assumes liability for, and shall indemnify, defend, protect, save and hold harmless Continental, its officers, agents, and employees from and against any and all liabilities, claims, judgements, damages, and losses, including all costs, fees, and expenses incidental thereto, of every type and nature whatsoever, including without limitation those involving (i) death of or injury to any person including, but not limited to, Gulfstream’s officers, employees and agents, (ii) loss of, damage to, or destruction of any property whatsoever, including any loss of use thereof, and (iii) trademark, service mark or trade name infringement, provided that such liabilities, claims, judgements, damages or losses are caused by or arise out of (or are alleged to be caused by or arise out of) any alleged acts or omissions of Gulfstream or its officers, employees, or agents which are in any way related to the services contemplated by this Agreement. Continental shall give Gulfstream prompt notice of any claim made or suit instituted against Continental which, if successful, would result in indemnification of Continental hereunder, and Continental shall have the right to compromise or participate in the defense of same to the extent of its own interest.
     (ii) Continental hereby assumes liability for, and shall indemnify, defend, protect, save and hold harmless Gulfstream, its officers, agents, and employees from and against any and all liabilities, claims, judgements, damages, and losses, including all costs, fees, and expenses incidental thereto, of every type and nature whatsoever, including without limitation those involving (i) death of or injury to any person including, but not limited to, Continental’s officers, employees and agents, (ii) loss of, damage to, or destruction of any property whatsoever, including any loss of use thereof, and (iii) trademark, service mark or trade name infringement, provided that such liabilities, claims, judgements, damages or losses are caused by or arise out of (or are alleged to be caused by or arise out of) any alleged acts or omissions of Continental or its officers, employees, or agents which are in any way related to the services contemplated by this Agreement. Gulfstream shall give Continental prompt notice of any claim made or suit instituted against Gulfstream which, if successful, would result in indemnification hereunder, and Gulfstream shall have the right to compromise or participate in the defense of same to the extent of its own interest.
     (b) Insurance Coverage.
     (i) Each carrier shall, at all times during the term of this Agreement, maintain in full force and effect policies of insurance as follows:
     A. Comprehensive Airline Liability Insurance, including Aircraft Third Party, Passenger, including Passengers’ Baggage and Personal Effects, Cargo and Mail Legal Liability for a Combined Single Limit (CSL) of not less than $200 million per occurrence per Aircraft. In respect of Personal Injury (per clause AVN 60 or its equivalent) the maximum limit is $25 million per offense and in the aggregate.
     B. Workmen’s Compensation -

Insurance	Per Accident

(Company Employee)	Statutory

     C. Employers’ Liability ($1,000,000 combined single limit)
     (ii) Subject to Section 1 8(b)(i) above, the operating carrier shall cause the policies of insurance described in such Section I 8(b)(i) with respect to flights operated as Shared Code Segments by it to be duly and properly endorsed by that carrier’s insurance underwriters as follows:
     A. to provide that the underwriters shall waive any and all subrogation rights against the other carrier, its directors, officers, agents, employees and other authorized representatives, except for gross negligence or willful misconduct; and
     B. to provide that the other carrier, its directors, officers, agents, employees and other authorized representatives shall be endorsed as additional insured parties thereunder, except for gross negligence or willful misconduct of any of the additional insureds; and
     C. to provide that said insurance shall be primary to and without right of contribution from any other insurance which may be available to the additional insureds; and
     D. to include a breach of warranty provision in favor of the additional insureds; and

     E. to accept and insure the operating carrier’s hold harmless and indemnity undertaking under Section 18(a) hereof, but only to the extent of the coverage afforded by the policy or policies; and
     F. to provide that said policy or policies or any part or parts thereof shall not be canceled, terminated or materially altered, changed or amended until 30 days (but seven days or such lesser period as may be available in respect of war and allied periods) after written notice thereof shall have been sent to the other carrier.
     (iii) Simultaneously with the commencement of this Agreement, and from time to time thereafter upon request by either party, the other party shall furnish to the requesting party evidence reasonably satisfactory to the requesting party of the aforesaid insurance coverage and endorsements, including certificates certifying that the aforesaid insurance and endorsements are in full force and effect. Initially, this evidence shall be a certificate of insurance required hereunder.
     (iv) In the event either party fails to maintain in full force and effect any of the insurance and endorsements required in terms of these sections, the other party shall have the right (but not the obligation) to procure and maintain such insurance or any part thereof. The cost of such insurance shall be payable by the first party to the other party upon demand by the other party. The procurement of such insurance or any part thereof by the other party shall not discharge or excuse the first party’s obligation to comply with the provisions of Sections 18(b)(i) and 18(b)(ii).
     (c) Survival of Rights and Obligations. The rights and obligations of Section 18(a) shall survive the expiration or termination of this Agreement.
     19. Term and Termination.
     (a) Term. The term of this Agreement shall be as set forth in Section 6 of the Alliance Agreement, unless earlier terminated as provided herein.
     (b) Termination as a Result of Changes of Law. In the event there is any change in treaties, statutes or regulations of air transportation that materially affects the rights and/or obligations presently in force with respect to the air transportation services of Continental or Gulfstream or both, relating to CO* or 3M* Flights, then the carriers will consult, within 30 days after any of the occurrences described herein, in order to determine or seek mutual agreement as to what, if any changes to this Agreement are necessary or appropriate, including but not limited to the early termination and cancellation of this Agreement.
     (c) Other Termination Rights. In addition to any other provisions of this Agreement, this Agreement may be terminated, without liability, as follows:

     (i) By either carrier on 60 days’ prior written notice, if the other carrier has breached any material provision of this Agreement unless such other carrier cures such breach within such 60 day period;
     (ii) By either carrier immediately on notice, if the other carrier shall be dissolved or shall fail to maintain its corporate existence, or shall have its authority to operate as a scheduled airline suspended or revoked, either in whole or with respect to the CO* Flights, or shall cease operations as a scheduled airline.
     (iv) By either carrier immediately on notice if the other carrier shall be cited by any government authority for any significant noncompliance with a material law, rule or regulation with respect to the marketing or operation of a CO* Flight;
     (v) By either carrier if a petition is filed by or against the other carrier under bankruptcy law, or any other law providing for the relief of debtors, and the affected party does not succeed in having such petition lifted or stayed within sixty days from the date of entry; the carrier at its option may cancel this Agreement immediately and exercise such other remedies as may be available at law and/or in equity;
     (vi) By either carrier immediately on notice if the other carrier fails to maintain the insurance coverage that is required to be maintained pursuant to section 18 hereof.
     (vii) By Continental immediately on notice if
     A. Gulfstream shall fail to maintain any of its aircraft in an airworthy condition and fails to conduct its flight operations in accordance with the standards, rules and regulations promulgated by any government authority; or
     B. Unless agreed otherwise by the carriers, Gulfstream shall have a completion factor of less than 95% during any 21 day period or 50% during any three day period with respect to CO* Flights (including in such calculations all flights canceled less than one week prior to the date of its scheduled operation and excluding flights not completed due to weather or ATC);
     C. [Deleted.]
     (viii) By Gulfstream immediately on notice if
     A. Continental shall fail to maintain any of its aircraft in an airworthy condition and fails to conduct its flight operations in accordance with the standards, rules and regulations promulgated by any government authority.

x

     20. Financial Covenants. Gulfstream covenants and agrees that during the term of this Agreement:
     (a) Financial Statements and Reports. Gulfstream shall furnish to Continental (i) as soon as practicable and in any event within ninety (90) days after the end of each fiscal year of Gulfstream an audited balance sheet of Gulfstream as of the close of such fiscal year, an audited statement of earnings and retained earnings of Gulfstream as of the close of such fiscal year and an audited statement of cash flows for Gulfstream for such fiscal year, prepared in accordance with generally accepted accounting principles consistently applied and accompanied by an unqualified audit report prepared by an independent certified public accountant acceptable to Continental showing the financial condition of Gulfstream at the close of such year and the results of its operations during such year and accompanied by a certificate of the President of Gulfstream, stating that to the best of the knowledge of such officer, Gulfstream has kept, observed, performed and fulfilled each covenant, term and condition of this Agreement during the preceding fiscal year, (ii) within twenty (20) days of the end of each calendar month, a status report indicating the financial performance of Gulfstream during such month and the financial position of Gulfstream as of the end of such month, (iii) within forty-five (45) days of the end of each quarter, a balance sheet of Gulfstream as of the close of such quarter and a statement of earnings and retained earnings of Gulfstream as of the close of such quarter, all in reasonable detail, and prepared substantially in accordance with generally accepted accounting principals consistently applied (except for the absence of footnotes and subject to year-end adjustments), and (iv) with reasonable promptness, such other financial data as Continental may reasonable request.
     (b) Maintenance of Books and Records; Inspection. Gulfstream shall maintain its books, accounts and records in accordance with generally accepted accounting principles consistently applied, and permit Gulfstream, its officers and employees and any professionals designated by Continental in writing, at Continental’s expense, to visit and inspect any of its properties, corporate books and financial records, and to discuss its accounts, affairs and finances with Gulfstream or the principal officers of Gulfstream during reasonable business hours, all at such times as Continental may reasonably request; provided that no such inspection shall materially interfere with the conduct of Gulfstream’s business.
     (c) Taxes and Assessments. Gulfstream shall (i) file all tax returns and appropriate schedules thereto that are required to be filed under applicable law, prior to the date of delinquency, (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon Gulfstream upon its income and profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and (iii) pay all taxes, assessments and governmental charges or levies that, if unpaid, might become a lien or charge upon any of its properties; provided, however, that Gulfstream in good faith may contest any such tax, assessment, governmental charge or levy described in the foregoing clauses (ii) and (iii) so long as appropriate reserves are maintained with respect thereto.

     (d) Notice of Default. Gulfstream shall give written notice to Continental of the occurrence of any breach under this Agreement promptly upon the occurrence thereof.
     (e) Notice of Litigation. Gulfstream shall give notice, in writing, to Continental of (i) any actions, suits or proceedings wherein the amount at issue is in excess of One Hundred Thousand No/100ths Dollars ($100,000.00) instituted by any persons whomsoever against Gulfstream or affecting any of the assets of Gulfstream, and (ii) any dispute, not resolved within sixty (60) days of the commencement thereof, between Gulfstream on the one hand and any governmental regulatory body on the other hand, which dispute might materially interfere with the normal operations of Gulfstream.
     (f) Guaranties; Loans: Payment of Debt. Gulfstream shall not, without Continental’s prior express written consent, guarantee nor be liable in any manner, whether directly or indirectly, or become contingently liable after the date of this Agreement in connection with the obligations or indebtedness of any person or entity whatsoever, except for the endorsement of negotiable instruments payable to Gulfstream for deposit or collection in the ordinary course of business. Gulfstream shall not, without Continental’s prior express written consent, which shall not be unreasonably withheld, make any loan, advance or extension of credit to any person other than in the normal course of its business.
     (g) Debt. Without the express prior written consent of Continental, Gulfstream shall not create, incur, assume or suffer to exist indebtedness of any description whatsoever, excluding:
     (i) the endorsement of negotiable instruments payable to Gulfstream for deposit or collection in the ordinary course of business;
     (ii) debts incurred in the ordinary course of business (each of which, individually, does not exceed $75,000); and
     (iii) the indebtedness listed on Schedule I hereto.
     (h) Debts and Obligations. Gulfstream shall pay and discharge or cause to be paid and discharged promptly all debts and obligations of Gulfstream as they come due; provided that Gulfstream may in good faith contest, by proper legal actions or proceedings, the validity or amount of any such debt or obligation and, for the duration of such contest, Gulfstream’s obligation pursuant to this paragraph (a) shall be suspended;
     21. Trademarks.
     (a) Gulfstream shall have a nonexclusive, nontransferable, revocable license to use the Continental Service Marks (as defined below) in its marketing programs for the purpose of promoting Shared Code Segments. All advertising programs using any Continental Service Marks shall be subject to Continental’s prior approval. In general, Gulfstream’s use of the Continental Service Marks shall do no more than identify the code share relationship between Continental and Gulfstream, and advertise that schedules are coordinated to provide convenient connections. Any marketing program, advertising brochures, schedules, signs or information disseminated to the public or intended to be disseminated to the public (“Advertising Material”) shall reflect that Continental and Gulfstream are operated separately and shall comply with any DOT policy on airline designator code sharing. Gulfstream is specifically prohibited from using any of the Continental Service Marks on its aircraft or other equipment, on its stationary, or elsewhere unless Gulfstream has received prior specific authorization in writing from Continental. Gulfstream hereby acknowledges Continental’s exclusive ownership of the Continental Service Marks and agrees that it will not do anything that would infringe, abridge or adversely affect, impair or reduce the value or validity of the Continental Service Marks. In no event shall Gulfstream allow the use of any Continental Service Marks in marketing, selling, promoting or otherwise identifying or referencing any flight which is not a Shared Code Segment.
     (b) Continental shall have a nonexclusive, nontransferable, revocable license to use the Gulfstream Service Marks (as defined below) in its marketing programs for the purpose of promoting Shared Code Segments. All advertising programs using any Gulfstream Service Marks shall be subject to Gulfstream’s prior approval. In general, Continental’s use of the Gulfstream Service Marks shall do no more than identify the code share relationship between Continental and Gulfstream, and advertise that schedules are coordinated to provide convenient connections. Any Advertising Material shall reflect that Continental and Gulfstream are operated separately and shall comply with any DOT policy on airline designator code sharing. Continental is specifically prohibited from using any of the Gulfstream Service Marks on its aircraft or other equipment, on its stationary, or elsewhere unless Continental has received prior specific authorization in writing from Gulfstream. Continental hereby acknowledges Gulfstream’s exclusive ownership of the Gulfstream Service Marks and agrees that it will not do anything that would infringe, abridge or adversely affect, impair or reduce the value or validity of the Gulfstream Service Marks. In no event shall Continental allow the use of any Gulfstream Service Marks in marketing, selling, promoting or otherwise identifying or referencing any flight which is not a Shared Code Segment.
     (c) As used herein the term “Service Marks” shall include, without limitation: (i) with respect to Continental: “Continental”, the “CO” and “CO*” designator codes, BusinessFirst and “OnePass”, and (ii) with respect to Gulfstream: “Gulfstream International” and the “3M” designator code.
     22. Entire Agreement, Waivers and Amendments. This Agreement constitutes the entire understanding of the carriers with respect to the subject matter hereof superseding all prior discussions and agreements, written or oral. This Agreement may not be amended, nor may any of its provisions be waived, except by writing signed by both carriers. No delay on the part of either carrier in exercising any right power or privilege hereunder shall operate as a waiver hereof, nor shall any waiver operate as a continuing waiver of any right, power or privilege.
     23. Notices. All notices given hereunder shall be in writing delivered by hand, certified mail, telex, or telecopy to the carriers at the following addresses:
If to Continental:

Continental Airlines, Inc.	Telephone No.: (713) 324-2966
1600 Smith	Telecopier No.: (713) 324-3099
Houston, Texas-USA 77002
Attention: Senior Vice President — Corporate Development

With copy to:

Continental Airlines, Inc.	Telephone No.: (713) 324-2948
1600 Smith	Telecopier No.: (713) 324-2687
Houston, Texas-USA 77002
Attention: Executive Vice President and General Counsel

If to Gulfstream:

Thomas Cooper	Telephone No.: (954) 266-3000
President & Chief Executive Officer	Telecopier No.: (954) 266-3030
1815 Griffith Road, Suite 400
Dania, Florida 33004

REVENUE SETTLEMENT AGREEMENT
between
CONTINENTAL AIRLINES (CO — 005)
and
GULFSTREAM INTERNATIONAL AIRLINES (3M — 449)
Effective with the date specified in Paragraph B below, Continental Airlines, hereinafter referred to as CO, and Gulfstream International Airlines, hereinafter referred to as 3M, agree to the following bilateral revenue settlement agreement:
A. APPLICATION
1.	This Agreement supersedes all previous bilateral revenue settlement (prorate) agreements between CO and 3M for routings specified in Paragraph C.1 below.

2.	The terms of this Agreement are valid when 3M accepts for transportation over its lines bearing the CO flight designator, documents and fares issued by CO, as specified in Attachments A and B hereto.

3.	A third carrier may be permitted on the routing, provided tickets are issued by CO.
B. VALIDITY
1.	The terms of this Agreement shall become effective for tickets issued on or after 01 April 1997. Written or telegraphic notice of termination or re-negotiation may be given by either party thirty (30) days in advance. For tickets issued prior to such termination date, the terms of this Agreement shall apply.
C. APPLICABLE ROUTINGS
1.	This Agreement applies for tickets issued for transportation via the services of CO (including CO Express) connecting to code share flights operated by 3M bearing the CO code between any two of the following locations:

MCO/FLL/MIA/TPA/EYW/FPO/NAS/GNV/TLH/MHH/ELH/TCB/JAX/PBI
D. FARES
1.	This Agreement shall not apply to fares which are constructed using a combination of local fares.

2.	Through fares will be filed and maintained by CO.

RSA CO/3M — Page 2
E. PRORATION DETAILS
1.	CO documents/fares accepted by 3M shall be settled as specified in Attachment A.

2.	In the event lifted, CO documents/fares understood not to be accepted by 3M shall be settled as specified in Attachment B.

3.	The standard Interline Service Charge shall apply.
F. DISCOUNTS
1.	Children and Infant discounts shall apply. The 3M prorate will be reduced by the same percent of discount used to arrive at the following fares: Children fares, Compassion fares, and Senior Citizen fares. Infants not occupying a seat shall be free on 3M sectors.
This agreement is made in duplicate, one copy of each to be filed at the below signatories office.

For and on Behalf of		For and on Behalf of
CONTINENTAL AIRLINES		GULF STREAM INTERNATIONAL AIRLINES

Name:	/s/ James E. Compton James E. Compton	Name:	/s/ Thomas L. Cooper
Title:	Staff Vice President — Pricing	Title:	President & C.E.O.
Date:	January 9, 1997	Date:	January 9, 1997

Attachment A	CO/3M Revenue Settlement Agreement
Proration Details — CO Documents and Fares Accepted by 3M

CO
Document	Description	Settlement
	Domestic USA & USA to/from Bahamas Published Fares	[*]

	Domestic USA “Private” Published Compassion Fares	[*]

	USA to/from Canada & Bahamas to/from Canada Published Fares	[*]

	USA to/from Canada “Private” Published Compassion Fares	[*]

	Domestic USA, USA-Canada Point to Point “Visit North America” Fares	[*]

	International Published Fares (including Round the World Fares):	[*]
First Class/Business Class
Economy Class Unrestricted
Economy Class Restricted
Economy Class Special/Promotional

	International Published Inclusive Tour/Group/Student Fares	[*]

Domestic and International Unpublished Bulk/Wholesale/Consolidator/Negotiated Fare tickets issued with or without a fare. Includes Convention and Corporate fares:
	First Class/Business Class/Unrestricted	[*]
Economy Class Unrestricted

	Economy Class Restricted	[*]
Economy Class Special/Promotional

	Promotional $ off tickets (Travel Discount Coupon)	Covered by Separate Agreement

Attachment A	CO/3M ‘Revenue Settlement Agreement
Proration Details — CO Documents and Fares Accepted by 3M

CO
Document	Description	Settlement
	Visit North America 3-8 Coupon Fare Program (VUSA)	[*]

	Industry/Agency Discounts (1D75/AD50)	[*]

104	Freedom Trip 4 Coupon booklets	[*]

108	Freedom Trip 8 Coupon booklets	[*]

029	FIM/On-line Transfer Voucher	[*]

407	Special Services Ticket	[*]

411	Pre-Paid Ticket Advice	[*]

420	Manual Ticket — 2 Coupon	[*]

440	Manual Ticket — 4 Coupon	[*]

441	Transitional Automated Ticket (TAT)	[*]

452	Excess Baggage Ticket	[*]

490	CARE $25/1000 mi Travel Discount Coupon	Covered by Separate Agreement

491	CARE $50/2000 mi Travel Discount Coupon	Covered by Separate Agreement

492	CARE $100/5000 mi Travel Discount Coupon	Covered by Separate Agreement

	Airscrip Certificates	[*]

Attachment A	CO/3M Revenue Settlement Agreement
Proration Details — CO Documents and Fares Not Accepted by 3M

CO
Document	Description	Settlement
024	Non-Revenue Payroll Deduct Trip Pass (Space Available)	[*]

044	Non-Revenue Bankruptcy Trip Pass (Space Available)	[*]

046	Non-Revenue Write Your Own Trip Pass (Space Available)	[*]

404	Complimentary Ticket	[*]

471	OnePass Goodwill 1 & 2 Upgrade Certificates	N/A

489	Continental Flite-Check	[*]

631	Freedom Passport Flight Coupons	[*]

	Promotional $0 Fare Tickets	[*]

	Zone Fares	[*]

December 26, 2002
GULFSTREAM INTERNATIONAL AIRLINES, INC.
1815 Griffith Road
Dania, Florida 33004
Attention: Chairman

RE:	Amendment One to the Amended and Restated Alliance Agreement
Gentlemen:
     As you are aware, CONTINENTAL AIRLINES, INC. (“Continental”) and GULFSTREAM INTERNATIONAL AIRLINES, INC. (“Gulfstream”) are each party to the Amended and Restated Alliance Agreement, dated December 30, 1999 (the “Alliance Agreement”). Continental and Gulfstream each desire to amend the Alliance Agreement in accordance with and subject to the terms and conditions of this Letter Agreement, as follows:
     1. Continental and Gulfstream agree to amend the Alliance Agreement, effective the date first written above, by adding to Section 1 of the Alliance Agreement the following text:
“Continental may cease displaying its designator code during any calendar quarter in up to [*] markets where Shared Code Segments operate upon ninety (90) days’ prior written notice; provided that Continental may not cease displaying its designator code in more than [*] markets during any year.”
     2. Continental and Gulfstream agree to amend the Alliance Agreement, effective the date first written above, by deleting the definition of “Average Coupon Amount” set forth in Section 5(a)(ii) of the Alliance Agreement and replacing it with the following text:
[*]
     3. Continental and Gulfstream agree to amend the Alliance Agreement, effective the date first written above, by adding to Section 5 of the Alliance Agreement a new Subsection (c) containing the following text:
““Connect Incentive” is defined as a $ [*] payment from Continental to Gulfstream for any flown passenger itinerary issued by Continental that involves a connection between a Continental aircraft and a Gulfstream aircraft and results in a prorated value of greater than $ [*] to Gulfstream as defined in the Revenue Settlement Agreement dated January 9, 1997. The Connect Incentive will be included in the normal settlement process as defined in Section 5 of the Alliance Agreement.”

GULFSTREAM INTERNATIONAL AIRLINES, INC.
December 26, 2002

     4. Continental and Gulfstream agree to amend the Alliance Agreement, effective the date first written above, by deleting the text of Section 9 of the Alliance Agreement in its entirety.
     5. Continental and Gulfstream agree to amend the Alliance Agreement, effective the date first written above, by adding to Section 19 of Exhibit C of the Alliance Agreement a new Subsection (C)(x) containing the following text:
“By Continental or Gulfstream, with or without cause, upon one hundred twenty (120) days’ prior written notice.”
     6. Continental and Gulfstream acknowledge that revenue settlement under the Alliance Agreement has not been in accordance with the terms and conditions of the Revenue Settlement Agreement, dated January 9, 1997, between Continental and Gulfstream. Continental and Gulfstream agree that, effective with the revenue settlement for December revenues in the month of January, revenue settlement between Continental and Gulfstream will be performed in accordance with the terms and conditions of such Revenue Settlement Agreement and Section 5 of the Alliance Agreement. The parties agree that Continental will be under no obligation to advance sums or extend credit to Gulfstream other than as provided in Section 5 of the Alliance Agreement or as otherwise agreed specifically in writing.
     Capitalized terms not defined herein shall be defined as provided in the Alliance Agreement. Except as specifically amended or modified hereby, the Alliance Agreement shall remain in effect as written.
     If Gulfstream is in agreement with the above, please indicate its agreement by having an authorized representative sign below in the space provided and return a signed copy of this Letter Agreement to the undersigned at the address above.

Very truly yours, CONTINENTAL AIRLINES, INC.
By:	/s/ David Grizzle
David Grizzle
Senior Vice President — Corporate Development

AGREED: GULFSTREAM INTERNATIONAL AIRLINES, INC.
By:	/s/ Thomas L. Cooper
Title: President & CEO
Date: December 26, 2002

August 8, 2003
GULFSTREAM INTERNATIONAL AIRLINES, INC.
1815 Griffith Road
Dania, Florida 33004
Attention: Chairman

RE:	Amendment Two to the Amended and Restated Alliance Agreement
Gentlemen:
     As you are aware, CONTINENTAL AIRLINES, INC. (“Continental”) and GULFSTREAM INTERNATIONAL AIRLINES, INC. (“Gulfstream”) are each party to the Amended and Restated Alliance Agreement, dated December 30, 1999 (as amended by Amendment One, the “Alliance Agreement”). Continental and Gulfstream each desire to amend the Alliance Agreement in accordance with and subject to the terms and conditions of this Letter Agreement, as follows:
     1. Continental and Gulfstream agree to amend the Alliance Agreement, effective the date first written above, by deleting the following text from Section 1 of the Alliance Agreement:
“Continental may cease displaying its designator code during any calendar quarter in up to [*] markets where Shared Code Segments operate upon ninety (90) days’ prior written notice; provided that Continental may not cease displaying its designator code in more than [*] markets during any year.”
The text shall be replaced by the following:
“After August 1, 2006 Continental may cease displaying its designator code during any calendar quarter in up to [*] markets where Shared Code Segments operate upon ninety (90) days’ prior written notice; provided that while this Agreement is in effect Continental may not cease displaying its designator code in more than [*] markets during any year.”
     2. Continental and Gulfstream agree to amend the Alliance Agreement, effective the date first written above, by deleting the text of Subsection (C)(x) of Section 19 of Exhibit C of the Alliance Agreement and replacing it with the following text:
“By Continental or Gulfstream, with or without cause, upon one hundred twenty (120) days’ prior written notice which notice may not be issued prior to April 3, 2006.”

     3. Continental and Gulfstream agree to amend the Alliance Agreement, effective the date first written above, by replacing Section 10 Subsection C of Exhibit C of the Alliance Agreement a with the following text:
“Gulfstream will reimburse Continental for travel certificates issued to compensate passengers inconvenienced as a result of flight irregularities on Shared Code Segments on a [*] basis”
     4. Continental and Gulfstream agree to amend the Alliance Agreement, effective the date first written above, by adding a new Subsection(d) to Section 10 of Exhibit C of the Alliance Agreement a with the following text:
“Gulfstream will pay Continental $ [*] for every United Airlines’ passenger that is deemed by Continental to be a United Airlines’ passenger who is traveling without a passenger name record in Continental’s reservation system.”
     5. Continental and Gulfstream agree to amend the Alliance Agreement, effective the date first written above, by deleting Section 19 Subsection c (vii) (C) of Exhibit C of the Alliance Agreement in its entirety.
     Capitalized terms not defined herein shall be defined as provided in the Alliance Agreement. Except as specifically amended or modified hereby, the Alliance Agreement shall remain in effect as written.
     This Letter Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     If Gulfstream is in agreement with the above, please indicate its agreement by having an authorized representative sign below in the space provided and return a signed copy of this Letter Agreement to the undersigned at the address above.

Very truly yours, CONTINENTAL AIRLINES, INC.
By:	/s/ David Grizzle
David Grizzle
Senior Vice President — Corporate Development

AGREED: GULFSTREAM INTERNATIONAL AIRLINES, INC.
By:	/s/ Thomas L. Cooper
Title: Chief Executive Officer
Date:

J. David Grizzle	[CONTINENTAL AIRLINES LOGO]
Senior Vice President — Marketing Strategy
And Corporate Development
Telephone: (713) 324-2966
Fax: (713) 324-3099
E-Mall: dgrizz@coair.com
June 23, 2004
GULFSTREAM INTERNATIONAL AIRLINES, INC.
1815 Griffith Road
Dania, Florida 33004
Attention: Chairman

Re:	Amendment Three to the Amended and Restated Alliance Agreement
Gentlemen:
     As you are aware, CONTINENTAL AIRLINES, INC. (“Continental”) and GULFSTREAM INTERNATIONAL AIRLINES, INC. (“Gulfstream”) are each party to the Amended and Restated Alliance Agreement, dated December 30, 1999 (as amended by Amendment One and Amendment Two thereto, the “Alliance Agreement”). Continental and Gulfstream each desire to amend the Alliance Agreement as follows:
     1. Continental and Gulfstream agree to amend the Alliance Agreement, effective the date first written above, by adding the following text to Section 3 of the Alliance Agreement:
“On and after the date any aircraft with 25 seats or more is operated in charter or scheduled revenue service by Gulfstream or any Gulfstream Affiliate, the Connect Incentive thereafter will be reduced to $[*]. If Gulfstream does not acquire, either through a sublease or purchase four (4) or more Embraer 120 aircraft from Continental by June 30, 2005, the Connect Incentive thereafter will be reduced to $ [*]. If Gulfstream pays in full any and all sums due Continental under the Amended and Restated Note, dated August 8, 2003, and the associated Credit Agreement (as defined therein), the Connect Incentive will thereafter be $ [*]. “Affiliate” means, in respect of any specified person, any person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified. Control is the power, whether or not exercised, to direct or cause the direction of management or policies of a specified person.”

GULFSTREAM INTERNATIONAL AIRLINES, INC.	[CONTINENTAL AIRLINES LOGO]
June 23, 2004

Capitalized terms not defined herein shall be defined as provided in the Alliance Agreement. Except as specifically amended or modified hereby, the Alliance Agreement shall remain in effect as written. If Gulfstream is in agreement with the above, please indicate its agreement by having an authorized representative sign below in the space provided and return a signed copy of this Letter Agreement to the undersigned at the address above.

Very truly yours, CONTINENTAL AIRLINES, INC.
By:	/s/ David Grizzle
David Grizzle
Senior Vice President — Strategic Marketing & Corporate Development

AGREED: GULFSTREAM INTERNATIONAL AIRLINES, INC.
By:	/s/ David F. Hackett
Title: President
Date: June 23, 2004

March 14, 2006
GULFSTREAM INTERNATIONAL AIRLINES, INC.
3201 Griffith Road , 4th Floor
Ft. Lauderdale, Florida 33312
Attention: President

RE:	Amendment Four to the Amended and Restated Alliance Agreement
Gentlemen:
     As you are aware, CONTINENTAL AIRLINES, INC. (“Continental”) and GULFSTREAM INTERNATIONAL AIRLINES, INC. (“Gulfstream”) are each party to the Amended and Restated Alliance Agreement, dated December 30, 1999 (as amended by Amendment One and Amendment Two thereto, the “Alliance Agreement”). Continental and Gulfstream each desire to amend the Alliance Agreement as follows:
     1. Continental continues to experience customer service issues related to Gulfstream’s codeshare agreement with United Airlines, Inc. (“United”) due to incompatible technology, and booking irregularities. Accordingly, Continental and Gulfstream agree to amend the Alliance Agreement, effective the date first written above, by adding a new Section 9 to the Alliance Agreement that reads:
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     2. Continental and Gulfstream agree to amend the Alliance Agreement, effective the date first written above, by adding a new Section 1. (a) to the Alliance Agreement that reads:
“Notwithstanding any other provision in this Agreement to the contrary, Gulfstream shall obtain Continental’s prior written consent, which shall not be unreasonably withheld, prior to increasing the flights on which Continental shall be obligated to place its designator code or changing or increasing the aircraft which Gulfstream has in service on flights on which Continental places its designator code. Continental shall be deemed to have accepted revisions to the restrictions set forth in this Section 1 (a) when it publishes schedules in SHARES with respect to such additional flights or aircraft.”
     3. Continental and Gulfstream agree to amend the Alliance Agreement, effective the date first written above, by adding a new Section 13 to the Alliance Agreement that reads:
“At Continental’s option and at all times during the term of this Agreement, with respect to Gulfstream and GAIR or any affiliate or successor thereof, Gulfstream and GAIR agree to ensure that an individual designated from time to time by Continental shall be a member of the board of directors of Gulfstream or GAIR, or affiliate thereof, as the case may be. In furtherance of such endeavors, at the time of any nomination, appointment or election of any board member of Gulfstream or GAIR, or affiliate thereof, when no Continental designee is a member of such board, shall nominate or appoint, as the case may be, an individual designated by Continental at such time and, in the event of a shareholders vote, shall recommend to shareholders such individual’s election to the board. In addition, at any time when no Continental designee is a member of its board and at Continental’s request, Gulfstream or GAIR, or affiliate, as the case may be, shall invite the individual designated by Continental at such time to attend all board meetings (including telephonic meetings) and review all actions taken without a meeting, and shall provide such individual, at the same time as provided to board members, all materials provided to board members in connection with such meetings or actions taken without a meeting.”
     4. Continental and Gulfstream agree to amend the Alliance Agreement, effective the date first written above, by deleting the text of Subsection (C)(x) of Section 19 of Exhibit C of the Alliance Agreement and replacing it with the following text:
“By Continental or Gulfstream with or without cause upon one hundred eight (180) days’ prior written notice which notice may not be issued prior to November 3, 2011.”
     5. Continental and Gulfstream agree to amend the Alliance Agreement, effective the date first written above, by adding a new Section 14 to the Alliance Agreement that reads:
“Gulfstream agrees to give any furloughed Continental pilot preferential interview status for any pilot openings that may occur at Gulfstream. Any furloughed Continental pilot hired by Gulfstream will not be required to resign from Continental as a condition for applying or being employed as a pilot of Gulfstream. Continental agrees to give Gulfstream pilots preferential interview status for any pilot opening that may occur at Continental, consistent with commitments concerning pilots of other carriers.”
     6. Continental and Gulfstream agree to amend the Alliance Agreement, effective the date first written above, by adding a new Subsection D to Exhibit C Section 19(c)(vii) of the Alliance Agreement that reads:
“A Change of Control occurs to which Continental shall not have consented in writing in advance. For purposes of this Agreement, the term “Change of Control” shall mean: (i) Gulfstream or GAIR or any other Person controlling Gulfstream or GAIR (a “Gulfstream Party”) consolidates with, or merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, a Gulfstream Party in any such event pursuant to a transaction in which the voting securities of a Gulfstream Party are converted into or exchanged for cash or securities, except where the holders of voting securities of the Gulfstream Party immediately prior to such transaction own not less than a majority of the voting securities of the surviving or transferee corporation immediately after such transaction, in each case other than any such transaction between any Gulfstream Party on the one hand, and Continental and/or any of its Subsidiaries on the other; or (ii) any transaction as a result of which a Gulfstream Party and another air carrier (other than Continental and its successors and any Subsidiary thereof) are legally combined; or (iii) a transaction as a result of which a Gulfstream Party acquires, directly or indirectly, beneficial ownership of 10% or more of the capital stock or voting power of an air carrier (provided that Continental’s consent shall not be unreasonably withheld in the case of an air carrier which, together with its affiliates, operates only aircraft certified for 30 passengers or less); or (iv) the direct or indirect acquisition by another air carrier (other than Continental and its successors and any Subsidiary thereof) or any Person directly or indirectly controlling another air carrier of beneficial ownership of 10% or more of the capital stock or voting power of a Gulfstream Party; or (v) the direct or indirect acquisition by any “person” or “group” (as such terms are used in Section 13(d) of the Securities Exchange Act of 1934) not described in clause (iv) above (and other than Continental and its successors and any Subsidiary thereof), of beneficial ownership of more than 25% of the capital stock or voting power of a Gulfstream Party; or (vi) the sale, transfer or other disposition of all or substantially all of the airline assets of a Gulfstream Party on a consolidated basis directly or indirectly to another air carrier (other than Continental and its successors and any Subsidiary thereof) or its affiliate, whether in a single transaction or a series of related transactions; or (vii) the Incumbent Directors of a Gulfstream Party (meaning, in each case, members of the board of directors of such party of who (a) were members of such board of directors as of January 1, 2006 or (b) became a director subsequent to January 1, 2006, whose appointment to fill a vacancy or to fill a new position on such board of directors or whose nomination for election by the shareholders of such Gulfstream Party was approved by a vote of at least a majority of the directors then comprising the Incumbent Directors) cease for any reason to constitute at least a majority of the board of directors of such Gulfstream Party; or (viii) the execution by a Gulfstream Party of bona fide definitive agreements, the consummation of the transactions contemplated by which would result in a transaction described in the immediately preceding clauses.”
     Capitalized terms not defined herein shall be defined as provided in the Alliance Agreement. Except as specifically amended or modified hereby, the Alliance Agreement shall remain in effect as written.

     If Gulfstream is in agreement with the above, please indicate its agreement by having an authorized representative sign below in the space provided and return a signed copy of this Letter Agreement to the undersigned at the address above.

Very truly yours, CONTINENTAL AIRLINES, INC.
By:
Jeffery Smisek
President